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                                                                    EXHIBIT 23.2



                               CONSENT OF KPMG LLP



The Board of Directors
Area Bancshares Corporation

We consent to incorporation by reference in the registration statement on From S-8 of Area Bancshares Corporation of our report dated March 2, 1999, relating to the consolidated balance sheets of Area Bancshares Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Area Bancshares Corporation.




                                      /s/ KPMG LLP


Louisville, Kentucky
October 19, 1999